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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Consent Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec. 240.14a-12


                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)
                              JOHN N. KAPOOR, Ph.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

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(3)  Filing Party:

(4)  Date Filed:


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             KAPOOR ASKS GREG YOUNG, NEOPHARM (NASDAQ:NEOL) CEO, TO
                 SET THE RECORD STRAIGHT ON RESIGNATION QUESTION

LAKE FOREST, IL - October 27, 2004 -John N. Kapoor, Ph.D. today announced that he sent a letter to Greg Young, CEO of NeoPharm, Inc., asking Greg to set the record straight on whether he would resign if Dr. Kapoor is successful in his consent solicitation.

The following is the text of the letter:

                                                                October 27, 2004


Gregory P. Young
c/o NeoPharm, Inc.
150 Field Drive, Suite 195
Lake Forest, IL 60045


Dear Greg,

         A number of NeoPharm stockholders have been reporting to me that you and others have been suggesting that you will resign as President and CEO of NeoPharm if I am successful in my consent solicitation. I have to tell you, I was quite surprised to hear that. Your letter to stockholders certainly did not indicate any such intention. And, it would seem premature for you to have formed an apparently negative opinion of me, when you have had very little personal experience working with me. These reports from stockholders are also surprising because I have repeatedly said, publicly, that I am not planning on replacing you. Quite the contrary, I am looking forward to working with you and your management team to get NeoPharm back on track. If I am successful in my consent solicitation, I believe we both owe it to each other to give the relationship a chance.

         Greg, I think that you owe it to the NeoPharm stockholders to be clear with them about your true intentions. If you have indicated to some NeoPharm stockholders that you will resign, then why won't you say that publicly for all NeoPharm stockholders to hear? If your intentions have been misunderstood, then why not step up and correct the record and tell them that you are committed to NeoPharm and won't resign simply as a result of the outcome of the consent solicitation? NeoPharm's stockholders are waiting for an answer.

         Will you give them a straight answer?

                                                    Sincerely,

                                                    /s/ John N. Kapoor, Ph.D.

                                                    John N. Kapoor, Ph.D.

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Dr. Kapoor is soliciting consents from NeoPharm to elect three new independent directors to NeoPharm's board of directors and remove the Other Incumbent Directors, as well as approve certain other proposals.

For more information about how to execute and deliver your consent, or if you have any questions or require any assistance, please contact our consent solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.


Source:  EJ Financial Enterprises, Inc.
         Michael L. Babich (847) 296-8665 ext. 120